Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-199842), Form S-8 (File No. 333-212659), Form S-8 (File No. 333-210074), Form S-8 (File No. 333-174138), Form S-8 (File No. 333-161124), Form S-8 (File No. 333-161122), Form S-8 (File No. 333-89568), Form S-8 (File No. 333-81451), Form S-8 (File No. 333-46250) and Form S-8 (File No. 333-62137) of XL Group Ltd of our report dated February 23, 2017 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.
/s/ PricewaterhouseCoopers LLP

New York, New York
February 23, 2017